Exhibit (g)(1)

Global Corporate & Investment Banking

BofA Securities, Inc.

One Bryant Park, New York, NY 10036

March 12, 2026

The Board of Directors

Blue Owl Capital Corporation II

399 Park Avenue

New York, NY 10022

Members of the Board of Directors:

On March 6, 2026, Cox Capital Partners Special Situations Fund, L.P. (“Cox Capital”), a Delaware limited partnership, commenced an offer to purchase up to 8,000,000 shares of common stock, par value $0.01 per share (the “OBDC II Common Stock”) of Blue Owl Capital Corporation II (“OBDC II”), at a purchase price of $3.80 per share in cash (the “Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of March 6, 2026 (the “Offer to Purchase”), and in the related Assignment Form (which, together with the Offer to Purchase, collectively constitute the “Offer”), each contained in the Tender Offer Statement on Schedule TO filed by Cox Capital, Cox Capital General Partner, LLC, Saba Capital Tender SPV I, LLC (“Saba SPV”), Saba Capital Management, L.P. (“Saba Capital”) and Saba Capital Management GP, LLC, with the Securities and Exchange Commission on March 6, 2026 (the “Schedule TO”). According to the Offer to Purchase, Cox Capital is making the Offer and Saba SPV will provide approximately 90-99% of the financing for the Offer. We note that the Offer to Purchase states that, following the completion of the Offer, a portion of the OBDC II Common Stock purchased by Cox Capital is expected to be transferred to Saba SPV, which will beneficially own such OBDC II Common Stock. The terms and conditions of the Offer are described in the Schedule TO.

You have requested our opinion as to the adequacy, from a financial point of view, to the holders of OBDC II Common Stock of the Consideration offered to such holders (other than Cox Capital, Saba SPV or any of their respective affiliates) in the Offer.

In connection with this opinion, we have, among other things:

(1)	reviewed the terms and conditions of the Offer as set forth in the Schedule TO and the exhibits thereto;

(2)	reviewed the Solicitation/Recommendation Statement of OBDC II to be filed with the Securities and Exchange Commission on Schedule 14D-9, in the form approved by you on the date of this opinion;

(3)	reviewed certain publicly available business and financial information relating to OBDC II;

(4)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of OBDC II furnished to or discussed with us by the management of OBDC II, including certain financial forecasts relating to OBDC II prepared by the management of OBDC II (such forecasts, “OBDC II Forecasts”);

(5)	discussed the past and current business, operations, financial condition and prospects of OBDC II with members of senior management of OBDC II;

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(6)	discussed with members of senior management of OBDC II their assessment of the strategic rationale of Cox Capital for, and the potential benefits for Cox Capital of, the Offer;

(7)	compared certain financial information of OBDC II with similar information of other companies we deemed relevant;

(8)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of OBDC II that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the OBDC II Forecasts, we have been advised by OBDC II, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of OBDC II as to the future financial performance of OBDC II. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OBDC II, nor have we made any physical inspection of the properties or assets of OBDC II. We have not evaluated the solvency or fair value of OBDC II, Cox Capital or Saba SPV under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

We express no view or opinion as to any terms or other aspects of the Offer (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Offer. Our opinion is limited to the adequacy, from a financial point of view, to the holders of OBDC II Common Stock of the Consideration offered to such holders (other than Cox Capital, Saba SPV or any of their respective affiliates) in the Offer and no opinion or view is expressed with respect to any consideration received in connection with the Offer by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of Consideration to be paid in the Offer or the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of OBDC II or any party to the Offer, or class of such persons, relative to the Consideration to be paid in the Offer or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Offer in comparison to other strategies or transaction that might be available to OBDC II or in which OBDC II might engage. In addition, we express no opinion or recommendation as to whether any holder of shares of OBDC II Common Stock should tender such shares in connection with the Offer or any other matter.

We have acted as financial advisor to the Board of Directors of OBDC II in connection with its consideration of the Offer and other matters pursuant to our engagement by OBDC II. We expect to receive certain fees for our services in connection with our engagement, including advisory fees that will be payable whether or not the Offer is withdrawn, and a fee which is payable upon the delivery of this opinion. In addition, OBDC II has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions,

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finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) OBDC II, Blue Owl Credit Advisors LLC, the external manager of OBDC II (the “Adviser”) and certain of their respective affiliates, including Blue Owl Capital Inc. (“Blue Owl Capital”) and certain of its affiliates and portfolio companies, (ii) Saba Capital and certain of its affiliates and portfolio companies and (iii) Cox Capital and certain of its affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to OBDC II, the Adviser and certain of their respective affiliates, including Blue Owl Capital and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a financial advisor to OBDC II and certain of the respective affiliates of OBDC II and the Adviser, including Blue Owl Capital and certain of its affiliates and portfolio companies, in connection with certain M&A transactions and other matters, (ii) having acted or acting as a book-running manager, initial purchaser, capital markets advisor, bookrunner, manager and/or underwriter for certain equity and debt offerings of OBDC II and certain of the respective affiliates of OBDC II and the Adviser, including Blue Owl Capital and certain of its affiliates and portfolio companies, (iii) having acted or acting as a book-running manager for certain block trades by certain of the respective affiliates of OBDC II and the Adviser, including Blue Owl Capital and/or certain of its affiliates and portfolio companies, (iv) having acted or acting as an administrative agent, syndication agent, document agent, book manager, bookrunner and/or arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of OBDC II, the Adviser and/or certain of their respective affiliates, including Blue Owl Capital and/or certain of its affiliates and portfolio companies (including acquisition financing), (v) having provided or providing certain derivatives, foreign exchange and other trading services to OBDC II, the Adviser and/or certain of their respective affiliates, including Blue Owl Capital and/or certain of its affiliates and portfolio companies, and (vi) having provided or providing certain treasury management products and services to OBDC II, the Adviser and/or certain of their respective affiliates, including Blue Owl Capital and/or certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Saba Capital and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives, foreign exchange and other trading services to Saba Capital and/or certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and/or in the future may provide, investment banking, commercial banking and other financial services to Cox Capital and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of OBDC II (in its capacity as such) in connection with and for purposes of its evaluation of the Offer.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on OBDC II or the Offer. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

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Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration offered to holders of OBDC II Common Stock is inadequate, from a financial point of view, to such holders (other than Cox Capital, Saba SPV or any of their respective affiliates).

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.

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